Exhibit 99.1

Brigham Exploration Announces Apparent Discoveries and Provides Production Update

          AUSTIN, Texas, Oct. 10 -- Brigham Exploration Company (Nasdaq: BEXP) today announced the successful completion of several wells including its State Tract 254 #1 Lower Frio discovery, other recent discoveries, and provided an updated forecast of production volumes.

SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO DRILL

Well	Objective	Category	WI%	NRI	Status / Comments

State
Tract
254 #1	Lwr Frio	Exp	75%	56%	Commenced @ 6.4 MMcfed with FCP of 7400 psi on 12/64” choke, will commingle
Bayou
Bengal
B #13	Lwr Frio	Exp	75%	52%	Initial rate 1.1 MMcfed, current 0.4 MMcfed, other apparent Lwr Frio pay to be added
Mills
Ranch
#2-98	Hntn / Arb	Dev / Exp	100%	75%	Completed at approximately 7.5 MMcfed, currently 8.5 MMcfed
Wyse
#1	Lwr Frio	Exp	50%	40%	Producing approx. 0.7 MMcfe & 313 barrels water per day subsequent to stimulation
Grisham
#1	Lwr Frio	Dev	50%	40%	Completing, approximately 94’ apparent Lower Frio pay
Sullivan
C-31	Vicksburg	Dev	100%	76%	Offset to successful Dawson #2 completing with comparable apparent log pay
Wright
#2	Springer	Exp	100%	75%	Completing with 21’ of Springer, 12’ Morrow & 21’ of shallower apparent pay
Fondren
#1	Lwr Frio	Dev	72%	59%	Offset to 2003 discovery, setting intermediate at 10,600’, results late October
Imhoff
#1	Lwr Frio	Exp	75%	56%	Currently drilling at 6,100’, targeting 37 Bcfe potential structure in Alamo Project
Palmer
3S #2	Vicksburg	Dev	34%	29%	Commencing Home Run Field sidetrack, results expected in November
B.K.
Dillard
#1	Lwr Frio	Exp	75%	56%	Commence late October, targeting 20+ Bcfe potential structure in Alamo Project
State
Tract
266 #1	Middle Frio	Dev	75%	56%	Expect to commence in 4 weeks, offsetting shallow pays in S.T. 254 #1 & B.B. B #13

          Completion of Lower Frio Field Discoveries - Brigham completed both of its recent Lower Frio exploration discoveries to sales, the State Tract 254 #1 and the Bayou Bengal B #13.  Subsequent to fracture stimulation the State Tract 254 #1 was producing from a Lower Frio Anomalina interval at a rate of approximately 6.4 MMcfe per day with strong flowing casing pressures.  Brigham plans to commingle this interval with the deeper Anomalina pay interval that was previously producing approximately 0.8 MMcfed.  Furthermore, Brigham may add approximately 20 feet of apparent Lower Frio Tex Miss pay to the producing stream at a later date, with an additional 21 feet of apparent pay in the shallower “F” series Frio sands behind pipe for future completion.

          The Bayou Bengal B #13 commenced producing after stimulation at a rate of approximately 1.1 MMcfe per day from approximately 6 feet of Lower Frio Tex Miss pay, and is currently producing approximately 0.4 MMcfe per day.  Brigham plans to add approximately 12 feet of shallower apparent Tex Miss pay to the producing stream.  The Bayou Bengal B #13 also encountered approximately 35 feet of apparent net pay in the shallower “F” series Frio sands, which remain behind pipe for future completion.

          Brigham is preparing to commence the State Tract 266 #1, the first offset to the Bayou Bengal B #13 and State Tract 254 #1 discoveries.  The State Tract 266 #1 is expected to begin drilling in about four weeks, commencing the development of the shallower apparent “F” series Frio pay sands encountered in both wells on an estimated 500 acre structure.  Brigham expects to drill additional offsets in 2006, with up to 5 total wells required for full development.  Royale Energy, Inc. (Nasdaq: ROYL) is a participant in both the State Tract 254 #1 and Bayou Bengal B #13 wells with a 25% working interest.

          Subsequent to fracture stimulation, the Wyse #1 began producing formation water along with approximately 0.7 MMcfe per day of natural gas and condensate.  Brigham and Penn Virginia (NYSE: PVA) are currently evaluating various options, which include but are not limited to attempting to squeeze off the water producing zone which is likely below the Lower Frio pay intervals, or setting a plug above the current pay intervals in order to complete approximately 90 feet of apparent pay in a shallower Lower Frio interval.

          2005 OPERATIONAL STATISTICS
          Brigham has spud 27 wells thus far in 2005, retaining an average working interest of approximately 57%.  Twenty-four of these wells have been or are currently being completed, with three 2005 wells currently drilling.  In addition, one 2004 well was recently completed, the Mills Ranch #2-98. Brigham’s gross and net completion rate thus far in 2005 is 100%.

          2005 PRODUCTION GUIDANCE UPDATE
          Brigham currently estimates that its production for the third quarter 2005 averaged roughly 32 MMcfed, up approximately 8% relative to its second quarter 2005 production and within the previously announced guidance range.  Brigham estimates that less than 1.0 MMcfed of its average daily production was lost during the third quarter due to pipeline shut-ins resulting from Hurricane Rita.  Due primarily to recent completions, Brigham also estimates that production will increase further during the fourth quarter 2005 to record levels, when production is expected to average between 36 and 42 MMcfed.  The mid-range of the forecasted fourth quarter production range would represent an increase of 31% relative to Brigham’s first half 2005 average production of 29.8 MMcfed.  Taking into consideration Brigham’s estimated third quarter 2005 production and the mid-point of its current guidance for its fourth quarter 2005 production, Brigham’s production for 2005 would average 32.6 MMcfed.

          Bud Brigham, the Chairman, President and CEO stated, “Our recent drilling successes, including three potentially substantial Lower Frio field discoveries, are beginning to positively impact our production volumes.  Given our recent completions, the significant wells currently completing (the Grisham #1 Lower Frio development well, the Sullivan C-31 Vicksburg development well, and the Wright #2 exploration well), in addition to the very high quality wells we’re currently drilling, we expect to exit 2005 with production and reserves at record levels.”

          About Brigham Exploration
          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.  For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure
          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations.  Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

           Contact:     John Turner, Director of Finance & Business Development
                              (512) 427-3300